Exhibit 99.1

Omega Protein Announces Fourth Quarter and Full Year 2013 Financial Results

HOUSTON, TX – March 10, 2014 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty protein products, today reported financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter and Full Year 2013 Highlights

●	Revenues: $66.0 million for the quarter and $244.3 million for the year
●	Gross profit margin: 42.4% for the quarter and 33.9% for the year
●

Net income: $9.7 million, or $14.2 million excluding plant closure charges and net gain on disposal of assets, for the quarter, and $30.5 million, or $35.0 million excluding plant closure charges and net loss on disposal of assets, for the year

●

Earnings: Earnings per diluted share of $0.45, or $0.66 excluding plant closure charges and net gain on disposal, for the quarter, and $1.45, or $1.66 excluding plant closure charges and net loss on disposal, for the year

●	Adjusted EBITDA: $26.7 million for the quarter and $75.6 million for the year

“We are pleased with the progress made on our strategic objectives in 2013, as we continued to build a more balanced nutrition company focused on value-added products that allow families to live healthier lives through nutrition. Our strong financial performance during the year included increased revenues, as well as record gross profit and gross margin,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “In the quarter, our financial results benefited from record human nutrition revenue, attractive animal nutrition forward contract pricing, and a productive end to the 2013 fishing season.”

Mr. Scholtes concluded, “We are excited to build on this progress in 2014 as we introduce additional capacity and capabilities to capitalize on our market opportunities.”

Fourth Quarter 2013 Results

The Company's revenues increased 4% from $63.1 million in the same period last year to $66.0 million. This increase was due to a $4.4 million increase in human nutrition revenue, partially offset by a $1.6 million decrease in animal nutrition revenues. The increase in human nutrition revenues was primarily due to sales of protein products from Wisconsin Specialty Protein (“WSP”), a business acquired by the Company in the first quarter of 2013. The decrease in animal nutrition revenues was primarily due to a 33% decrease in the Company’s fish meal sales volumes, partially offset by a 109% increase in fish oil sales volumes and increased sales prices of 19% and 15% for the Company’s fish meal and fish oil, respectively. The composition of revenue by nutritional product line for the fourth quarter of 2013 was 59% fish meal, 26% fish oil, 14% specialty nutraceutical and food ingredients and products, and 1% fish solubles and other.

Fourth quarter of 2013 revenues decreased 25% from $87.6 million in the third quarter of 2013 to $66.0 million. This decrease was due to a $23.2 million decrease in animal nutrition revenues, which reflected decreased sales volumes of 19% and 53% for fish meal and fish oil, respectively, and a 5% decrease in fish meal sales prices, partially offset by a 30% increase in fish oil sales prices. The increase in fish oil sales prices was primarily due to a change in the product mix of higher priced refined and lower priced crude oils, and higher prices on those crude oil volumes. Human nutrition revenues increased $1.6 million to $9.4 million in the fourth quarter compared to $7.8 million in the third quarter. The increase in human nutrition revenues primarily reflects higher sales of OmegaActiv fish oil and other nutraceutical ingredients.

The Company reported gross profit of $28.0 million, or 42.4% as a percentage of revenues, for the fourth quarter of 2013, versus $12.9 million, or 20.5% as a percentage of revenues, in the fourth quarter of 2012. The increase was due to an increase in the animal nutrition segment gross profit as a percentage of revenues from 20.1% to 47.1% as a result of increased fish oil and fish meal sales prices and greater than anticipated fish catch in the fourth quarter. As a result of this greater fish catch and production, standard cost for 2013 inventory, for which sales commenced largely in the third quarter of 2013, was decreased and all previous sales of 2013 inventory production were adjusted during the fourth quarter ended December 31, 2013. This increase in gross profit as a percentage of revenues was partially offset by a decrease in the human nutrition segment gross profit as a percentage of revenues from 24.9% to 13.6%, due primarily to lower gross profit as a percentage of revenues for other nutraceuticals and the addition of the protein products business.

Compared to the third quarter of 2013, fourth quarter gross profit decreased from $29.4 million to $28.0 million; however, gross profit as a percentage of revenues increased from 33.6% to 42.4%. The increase in gross profit as a percentage of revenues was due to an increase in animal nutrition gross profit as a percentage of revenues from 34.5% to 47.1% primarily as a result of the lower inventory cost associated with greater than anticipated fish catch after September 30, 2013, as discussed above. The human nutrition segment gross profit as a percentage of revenues decreased from 24.6% to 13.6% primarily due to lower gross profit as a percentage of revenues for protein products and changes in product mix.

Selling, general and administrative expenses for the fourth quarter increased $0.5 million to $5.9 million compared to the fourth quarter of 2012, primarily as a result of the WSP acquisition. Selling, general and administrative expenses decreased from $6.9 million for the third quarter of 2013, primarily as a result of decreased employee compensation related costs.

In the fourth quarter of 2013, the Company closed its menhaden fish processing plant located in Cameron, Louisiana and re-deployed certain vessels from that facility to the Company’s other Gulf Coast facilities located in Abbeville, Louisiana and Moss Point, Mississippi, as previously announced. In conjunction with the closure, the Company incurred charges of $6.6 million in the fourth quarter of 2013.

The fourth quarter of 2013 effective tax rate was 31.9% compared to 126.2% in the fourth quarter of 2012 and 34.6% in the third quarter of 2013. The higher effective tax rate in the fourth quarter of 2012 was primarily the result of charges relating to a U.S. Attorney investigation that were non-deductible for tax purposes.

Net income for the fourth quarter of 2013 was $9.7 million ($0.45 per diluted share) compared to a net loss of $0.5 million ($0.03 loss per diluted share) for the same period last year and net income of $14.0 million ($0.66 per diluted share) for the third quarter of 2013. Excluding plant closure charges and net gain on disposal of assets, net income for the fourth quarter of 2013 would have been $14.2 million ($0.66 per diluted share) and excluding the impact of the charges related to the U.S. Attorney investigation and net loss on disposal of certain assets, net income for the fourth quarter of 2012 would have been $4.0 million ($0.20 per diluted share).

Adjusted EBITDA totaled $26.7 million for the fourth quarter of 2013, compared to $11.6 million for the same period last year and $27.1 million for the third quarter of 2013.

Full Year 2013 Results

Revenues for the year ended December 31, 2013 increased 4% to $244.3 million compared to revenues of $235.6 million for the year ended December 31, 2012. The increase in revenues for 2013 was due to a $9.1 million increase in human nutrition revenues partially offset by a $0.4 million decrease in animal nutrition revenues. The increase in human nutrition revenues was due primarily to the acquisition of WSP in the first quarter of 2013. The decrease in animal nutrition revenues was primarily due to decreased sales volumes of 28% for the Company’s fish meal, partially offset by increased sales prices of 23% for the Company’s fish meal and increased sales volumes and prices of 2% and 43%, respectively, for the Company’s fish oil.

The Company reported record gross profit of $82.8 million, or 33.9% as a percentage of revenues, for the year ended December 31, 2013, versus gross profit of $42.1 million, or 17.8% as a percentage of revenues, for the year ended December 31, 2012. The increase in gross profit as a percentage of revenues was primarily due to an increase in animal nutrition segment gross profit as a percentage of revenues from 17.3% to 36.2%, reflecting an increase in animal segment revenues per unit as a result of higher fish meal and fish oil sales prices, partially offset by a decrease in human nutrition gross profit as a percentage of revenues from 22.8% to 18.2%.

Net income for the year ended December 31, 2013 was $30.5 million ($1.45 per diluted share) compared to $4.1 million ($0.20 per diluted share) for the same period last year.  Excluding plant closure charges and net loss on disposal of assets, net income for 2013 would have been $35.0 million ($1.66 per diluted share) and excluding the impact of U.S. Attorney investigation charges and net gain on disposal of assets, net income for the year ended December 31, 2012 would have been $10.4 million ($0.52 per diluted share).

Adjusted EBITDA totaled $75.6 million for the year ended December 31, 2013, an increase from $35.6 million for the previous year.

Balance Sheet

The Company's balance sheet remains strong, and stockholders' equity increased $41.6 million to $247.2 million as of December 31, 2013 as compared to $205.6 million at December 31, 2012. Total debt decreased $3.1 million from December 31, 2012 to $24.2 million on December 31, 2013. The Company's December 31, 2013 cash balance decreased $21.9 million from December 31, 2012 to $34.1 million. This decrease was primarily due to the acquisition of WSP in the first quarter of 2013, as well as expenditures related to 2013 fishing season, capital spending and debt payments, and was partially offset by the sale of inventory.

 Conference Call Information

Omega Protein will host a conference call on its fourth quarter and full year 2013 financial results at 8:30 a.m., Eastern Time, on Monday, March 10, 2014. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic replay of the conference call will be available through March 24, 2014. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code 13576105.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein’s mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6)the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, Nutegrity; (7) the Company’s expectations regarding Nutegrity, its future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) the cost of compliance with existing and future government regulations; (9) the impact of the Company’s settlement with U.S. Attorney’s Office on the Company’s operations and financial results, including the impact of any failure to comply with the terms of the Company’s probation or the limitations imposed on the Company’s ability to secure government contracts or loans under the NFMS Title XI program; (10) the impact of the closure of the Company’s Cameron, Louisiana processing plant on the Company’s operations and financial results; and (11) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$34,059	$55,998
Receivables, net	21,140	17,267
Inventories	94,339	66,659
Deferred tax asset, net	1,062	1,165
Prepaid expenses and other current assets	3,915	3,430
Total current assets	154,515	144,519
Other assets, net	5,234	10,789
Property, plant and equipment, net	144,113	127,640
Goodwill	19,600	7,986
Other intangible assets, net	7,932	4,362
Total assets	$331,394	$295,296

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$3,112	$3,058
Current portion of capital lease obligation	—	268
Accounts payable	5,380	3,000
Accrued liabilities	29,145	31,741
Total current liabilities	37,637	38,067
Long-term debt, net of current maturities	21,130	24,242
Deferred tax liability, net	19,351	15,794
Pension liabilities, net	4,117	9,826
Other long-term liabilities	1,929	1,764
Total liabilities	84,164	89,693

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 20,804,189 and 19,883,940 shares issued and outstanding at December 31, 2013 and 2012, respectively	203	195
Capital in excess of par value	136,428	129,040
Retained earnings	116,807	86,292
Accumulated other comprehensive loss	(6,208)	(9,924)
Total stockholders’ equity	247,230	205,603
Total liabilities and stockholders’ equity	$331,394	$295,296

OMEGA PROTEIN CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Revenues	$65,973	$63,133	$244,293	$235,639
Cost of sales	38,023	50,214	161,543	193,583
Gross profit	27,950	12,919	82,750	42,056

Selling, general and administrative expenses	5,890	5,364	25,293	21,737
Research and development expenses	637	537	2,407	2,209
Loss related to plant closure	6,597	—	6,597	—
Charges related to U.S. Attorney investigation	—	3,550	—	7,990
Impairment of intangible assets	186	—	266	129
(Gains) loss on disposal of assets	(39)	1,117	174	(2,635)
Operating income	14,679	2,351	48,013	12,626
Interest income	3	11	18	32
Interest expense	(302)	(339)	(1,658)	(1,335)
Other expense, net	(109)	(83)	(394)	(365)
Income before income taxes	14,271	1,940	45,979	10,958
Provision for income taxes	4,553	2,448	15,464	6,895
Net income (loss)	$9,718	$(508)	$30,515	$4,063
Other comprehensive (loss) income:
Energy swap adjustment, net of tax expense (benefit) of $83,($142), $81 and $241 respectively	156	(263)	151	448
Pension benefits adjustment, net of tax expense (benefit) of $1,515, ($233), $1,920 and $165, respectively	2,812	(433)	3,565	307
Comprehensive income (loss)	$12,686	$(1,204)	$34,231	$4,818
Basic earnings (loss) per share	$0.47	$(0.03)	$1.50	$0.21
Weighted average common shares outstanding	20,248	19,463	19,913	19,420
Diluted earnings (loss) per share	$0.45	$(0.03)	$1.45	$0.20
Weighted average common shares and potential common shares outstanding	20,942	19,857	20,634	19,874

OMEGA PROTEIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$30,515	$4,063
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,056	17,999
Loss disposal of assets, plant closure	5,514	—
(Gain) loss on disposal of assets, net	174	(2,635)
Impairment of intangible assets	266	129
Provisions for losses on receivables	103	48
Share based compensation	1,982	3,721
Deferred income taxes	3,579	2,272
Changes in assets and liabilities:
Receivables	(2,630)	(494)
Inventories	(26,855)	(1,766)
Prepaid expenses and other current assets	(191)	(616)
Other assets	4,092	(6,379)
Accounts payable	1,644	(779)
Accrued liabilities	(5,250)	11,855
Pension liability, net	(2,144)	(735)
Other long-term liabilities	165	52

Net cash provided by operating activities	32,020	26,735
Cash flows from investing activities:
Proceeds from disposition of assets	470	6,152
Acquisition of InCon, net of cash acquired	—	181
Acquisition of Wisconsin Specialty Protein, net of cash acquired	(26,676)	—
Acquisition of Cyvex, net of cash acquired	—	—
Land and building purchased in capital lease extinguishment	(5,005)	—
Capital expenditures	(24,796)	(25,064)

Net cash used in investing activities	(56,007)	(18,731)

Cash flows from financing activities:
Principal payments of long-term debt	(3,058)	(2,994)
Principal payments of capital lease obligation	(309)	(517)
Debt issuance costs	—	(389)
Proceeds from stock options exercised	4,009	469
Tax effect of stock options exercised	1,406	34

Net cash provided by (used in) financing activities	2,048	(3,397)

Net (decrease) increase in cash and cash equivalents	(21,939)	4,607
Cash and cash equivalents at beginning of year	55,998	51,391
Cash and cash equivalents at end of year	$34,059	$55,998

The tables below present information about reported segments for the quarters ended December 31, 2013 and 2012 (in thousands):

Quarter Ended December 31, 2013	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue	$56,618	$9,355	$—	$65,973
Cost of sales	29,945	8,078	—	38,023
Gross profit	26,673	1,277	—	27,950
Selling, general and administrative expenses (including research and development)	721	1,878	3,928	6,527
Loss related to plant closure	6,597	—	—	6,597
Other (gains) and losses	(74)	226	(5)	147
Operating income (loss)	$19,429	$(827)	$(3,923)	$14,679
Depreciation and amortization	$4,594	$648	$187	$5,429

Quarter Ended December 31, 2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue	$58,173	$4,960	$—	$63,133
Cost of sales	46,490	3,724	—	50,214
Gross profit	11,683	1,236	—	12,919
Selling, general and administrative expenses (including research and development)	731	969	4,201	5,901
Charges related to U.S. Attorney investigation	3,550	—	—	3,550
Other (gains) and losses	1,117	—	—	1,117
Operating income (loss)	$6,285	$267	$(4,201)	$2,351
Depreciation and amortization	$3,956	$348	$387	$4,691

The tables below present information about reported segments for the years 2013 and 2012 (in thousands):

2013	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue	$213,236	$31,057	$—	$244,293
Cost of sales	136,146	25,397	—	161,543
Gross profit	77,090	5,660	—	82,750
Selling, general and administrative expenses (including research and development)	2,744	6,959	17,997	27,700
Loss related to plant closure	6,597	—	—	6,597
Other (gains) and losses	140	305	(5)	440
Operating income (loss)	$67,609	$(1,604)	$(17,992)	$48,013
Depreciation and amortization	$17,946	$2,369	$741	$21,056

2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue	$213,624	$22,015	$—	$235,639
Cost of sales	176,588	16,995	—	193,583
Gross profit	37,036	5,020	—	42,056
Selling, general and administrative expenses (including research and development)	2,564	3,795	17,587	23,946
Charges related to U.S. Attorney investigation	7,990	—	—	7,990
Other (gains) and losses	(2,635)	129	—	(2,506)
Operating income (loss)	$29,117	$1,096	$(17,587)	$12,626
Depreciation and amortization	$15,859	$1,315	$825	$17,999

Adjusted EBITDA to Net Income Reconciliation

The following tables (in thousands) provide a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2013, September 30, 2013 and December 31, 2012 and the full year ended December 30, 2013 and 2012:

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Net Income (Loss)	$9,718	$13,962	$(508)
Reconciling items:
Interest expense	272	452	309
Income tax provision	4,553	7,377	2,448
Depreciation and amortization	5,429	5,374	4,691
Loss related to plant closure	6,597	—	—
Charge related to U.S. Attorney investigation	—	—	3,550
Impairment of intangible assets	186	80	—
Net (gain) loss on disposal of assets	(39)	(161)	1,117
Adjusted EBITDA	$26,716	$27,084	$11,607

	Year Ended
	December 31, 2013	December 31, 2012
Net Income	$30,515	$4,063
Reconciling items:
Interest expense	1,536	1,201
Income tax provision	15,464	6,895
Depreciation and amortization	21,056	17,999
Loss related to plant closure	6,597	—
Charge related to U.S. Attorney investigation	—	7,990
Impairment of intangible assets	266	129
Net (gain) loss on disposal of assets	174	(2,635)
Adjusted EBITDA	$75,608	$35,642

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, charges related to U.S. Attorney investigation, impairment of intangible assets, loss related to plant closure and net (gain) loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following tables (in thousands, except per share amounts) provide a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2013, September 30, 2013 and December 31, 2012 and the full year ended December 30, 2013 and 2012:

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Net Income (Loss)	$9,718	$13,962	$(508)
Reconciling items:
Income tax provision prior to adjustments	4,553	7,377	2,448
Loss related to plant closure	6,597	—	—
Charges related to U.S. Attorney investigation	—	—	3,550
(Gains) loss on disposal of assets	(39)	(161)	1,117
Adjusted income before income taxes	20,829	21,178	6,607
Provision for income taxes after adjustments	6,645	7,321	2,570
Adjusted net income	$14,184	$13,857	$4,037
Adjusted diluted earnings per share	$0.66	$0.65	$0.20

	Year Ended
	December 31, 2013	December 31, 2012
Net Income	$30,515	$4,063
Reconciling items:
Income tax provision prior to adjustments	15,464	6,895
Loss related to plant closure	6,597	—
Charges related to U.S. Attorney investigation	—	7,990
(Gains) loss on disposal of assets	174	(2,635)
Adjusted income before income taxes	52,750	16,313
Provision for income taxes after adjustments	17,740	5,936
Adjusted net income	$35,010	$10,377
Adjusted diluted earnings per share	$1.66	$0.52

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without loss related to plant closure, charges related to U.S. Attorney investigation, net (gain) loss on disposal of assets and taxes associated with these items. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s operating performance. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share has been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.